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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              GRANT PRIDECO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

(GRANT PRIDECO LOGO)

April 7, 2004

Dear Grant Prideco Stockholder:

     You are cordially invited to join us at the 2004 Annual Meeting of Stockholders of Grant Prideco to be held at 11:00 a.m. on Tuesday, May 11, 2004 in Houston, Texas. The Annual Meeting will be held in the Auditorium Room, 1st Floor, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056.

     This year you will be asked to vote on one proposal. This proposal is more fully explained in the attached proxy statement; which we encourage you to read.

     Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares on the enclosed proxy card and return your signed proxy card at your earliest convenience. Thank you for your cooperation.

                                          Sincerely,

                                          /s/ Michael McShane
                                          Michael McShane
                                          President and Chief Executive Officer

(GRANT PRIDECO LOGO)

                                 GRANT PRIDECO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:      Tuesday, May 11, 2004

TIME:      11:00 a.m. (Houston time)

PLACE: The Auditorium Room, 1st Floor, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056

MATTERS TO BE VOTED ON:

     1. Election of nine directors to hold office for a one-year term; and

     2. Any other matters that may properly come before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE NINE NOMINEES FOR DIRECTOR.

     Your Board of Directors has set March 22, 2004 as the record date for the Annual Meeting. Only those stockholders who are holders of record of our common stock at the close of business on March 22, 2004 will be entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and at our offices at 1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056 for a period of ten days prior to the Annual Meeting.

     You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy will be returned to you if you are present at the Annual Meeting and request us to return your proxy card.

                               TABLE OF CONTENTS

PROXY STATEMENT SUMMARY.....................................    2
ELECTION OF DIRECTORS.......................................    3
  Director Nominee Biographies..............................    3
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS...........    5
  Board Independence........................................    5
  Code of Conduct...........................................    5
  Board Structure and Committee Composition.................    5
  Executive Sessions........................................    6
  Communications with the Board.............................    6
  Shareholder Recommendations for Directors.................    6
  Board Compensation........................................    7
  Certain Relationships and Related Transactions............    7
STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS.........    9
STOCK OWNED BY BENEFICIAL HOLDERS...........................   10
AUDIT COMMITTEE REPORT......................................   12
EXECUTIVE OFFICERS..........................................   13
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....   15
  Compensation Policy and Guidelines........................   15
  Compensation Program Components...........................   15
  Discussion of 2003 Compensation For The President And
     Chief Executive Officer................................   16
  Compensation Deduction Limitations........................   16
  Summary...................................................   17
EXECUTIVE COMPENSATION......................................   18
  Summary Compensation Table................................   18
  Equity Compensation Plan Information......................   19
  Options Granted in 2003...................................   20
  Aggregated Option Exercises in 2003 and December 31, 2003
     Option Values..........................................   20
  Supplemental Executive Retirement Plan....................   20
  Employment Contracts......................................   21
FIVE-YEAR PERFORMANCE GRAPH.................................   23
OTHER INFORMATION...........................................   24
  Independent Accountants...................................   24
  Compliance With Section 16(A) Of The Exchange Act.........   24
  Proposals By Stockholders.................................   24
  Other Business............................................   24
  Additional Information Available..........................   25

                              GRANT PRIDECO, INC.

                            PROXY STATEMENT SUMMARY

DATE:                            Tuesday, May 11, 2004

TIME:                            11:00 a.m. (Houston time)

PLACE: The Auditorium Room, 1st Floor, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056

AGENDA:                          One proposal numbered as follows:

                                 PROPOSAL 1: Election of nine nominees as directors of the Company. Your Board of Directors recommends that you vote FOR each of the nominees for director.

WHO CAN VOTE:                    All holders of record of our common stock at
                                 the close of business on March 22, 2004, are entitled to vote. Holders of the common stock are entitled to one vote per share at the Annual Meeting. The common stock is the only class of our securities that is entitled to vote at the Annual Meeting.

BROKER DISCRETIONARY
AUTHORITY:                       Under the Rules of the New York Stock Exchange,
                                 if you hold your shares through a bank or broker, your broker is permitted to vote your shares on Proposal One, even if the broker does not receive instructions from you.

PROXIES SOLICITED BY:            Your vote and proxy is being solicited by our
                                 Board of Directors for use at the Annual
                                 Meeting. This Proxy Statement and enclosed
                                 proxy card is being sent on behalf of our Board
                                 of Directors to all stockholders beginning on
                                 or before April 9, 2004. By completing, signing
                                 and returning your proxy card, you will
                                 authorize the persons named on the proxy card
                                 to vote your shares according to your
                                 instructions.

PROXIES: If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director. If you "withhold" your vote for any of the nominees, this will be counted as a vote AGAINST that nominee.

REVOKING YOUR PROXY:             You can revoke your proxy by:

                                 - writing to the Corporate Secretary (at 1330
                                   Post Oak Blvd., Suite 2700, Houston, Texas
                                   77056) before the Annual Meeting;

                                 - voting again via mail; or

                                 - casting your vote in person at the Annual
                                   Meeting. Your last vote will be the vote that is counted.

QUORUM: As of March 22, 2004, there were 121,562,990 shares of common stock issued and outstanding. The holders of the common stock have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 60,781,495 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

MULTIPLE PROXY CARDS:            If you receive multiple proxy cards, this
                                 indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

COSTS OF PROXY SOLICITATION:     Some of our directors, officers and employees
                                 may solicit proxies personally, by telephone or mail without any additional compensation. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

QUESTIONS:                       You may call Grant Prideco's Investor Relations
                                 Department at (832) 681-8000 if you have any questions.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                             ELECTION OF DIRECTORS
                          ITEM NO. 1 ON THE PROXY CARD

     The Company's Nominating and Corporate Governance Committee and Board of Directors have unanimously nominated the following individuals as directors:

NAME                                                          AGE   DIRECTOR SINCE
----                                                          ---   --------------
David J. Butters............................................  63         2001
Eliot M. Fried..............................................  71         2000
Dennis R. Hendrix...........................................  63         2003
Harold E. Layman............................................  57         2003
Sheldon B. Lubar............................................  74         2000
Michael McShane.............................................  49         2002
Robert K. Moses, Jr. .......................................  64         2000
Joseph E. Reid..............................................  74         2003
David A. Trice..............................................  55         2003

     The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors.

     All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

                 THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF
                           EACH NOMINEE FOR DIRECTOR.

DIRECTOR NOMINEE BIOGRAPHIES

     David J. Butters is a Managing Director of Lehman Brothers, Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc., and is a director of Weatherford International Ltd., Trans Montaigne Inc. and ACOL Tankers Ltd.

     Eliot M. Fried is currently a consultant with Abner, Herrman & Brock Inc., a New York asset management firm he joined in February 2000 after retiring as Managing Director of Lehman Brothers, Inc., New York, New York. Mr. Fried had been a member of the Lehman Brothers Investment Committee for nine years and was also a member of the Lehman Brothers Commitment Committee and Fairness Opinion Committee. Mr. Fried joined Shearson Hayden Stone Inc., a predecessor firm to Lehman Brothers, Inc., in 1976 and became a Managing Director in 1982. Mr. Fried is also a director of Axsys Technologies, Inc. and Blount International, Inc.

     Dennis R. Hendrix served as Chairman of the Board of Directors of PanEnergy Corp. until his retirement in 1997, and as PanEnergy's Chief Executive Officer from November 1990 until April 1995. Mr. Hendrix was President and Chief Executive Officer of Texas Eastern Corporation from 1986 to 1989. Mr. Hendrix serves as a director of Allied Waste Industries, Inc. and Newfield Exploration Company.

     Harold E. Layman served as President and Chief Executive Officer of Blount International, Inc. from March 2001 until his retirement in August 2002. Prior to such time, Mr. Layman served as Blount's President and Chief Operating Officer from February 2000, Executive Vice President -- Finance and Operations and Chief Financial Officer from February 1997, and Senior Vice President and Chief Financial Officer from January 1993. From September 1988 until joining Blount in 1993, Mr. Layman served as Senior Vice President -- Finance and Administration of VME Group, N.V., The Hague, Netherlands. Mr. Layman remains a director of Blount and is also a director of Graftech International Ltd., Infinity Property & Casualty Corp. and Von Hoffman Holdings Inc.

     Sheldon B. Lubar has been the Chairman of Lubar & Co., a private investment company, for more than the past five years. Mr. Lubar is a director of C2, Inc., MGIC Investment Corporation, CrossTex Energy Inc. and CrossTex Energy L.P. He also serves on the board of Weatherford International Ltd.

     Michael McShane has served as a director and as our President and Chief Executive Officer since June 2002 and assumed the role as our Chairman of the Board beginning in May 2003. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President -- Finance and Chief Financial Officer and director of BJ Services Company from 1998, and Vice President -- Finance and Chief Financial Officer from 1990 to 1998. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.

     Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Weatherford Enterra, a predecessor to Weatherford International Ltd., from May 1989 to December 1992. He also serves on the board of Weatherford International Ltd.

     Joseph E. Reid has been involved in the oil and gas business since 1956. From 1984 to 1986, he served as President and Chief Executive Officer of Meridian Oil, Inc. and from 1978 to 1982 he served as President and Chief Executive Officer of Superior Oil Company. Since 1986, Mr. Reid has been an oil and gas consultant. Mr. Reid also serves as a director of Western Gas Resources, Inc. and as an advisory director of Texas State Bank, Riverway. Mr. Reid received his M.B.A. from Harvard Graduate School of Business and his Bachelor of Science Degree from Louisiana State University.

     David A. Trice has served as President and Chief Executive Officer of NewField Exploration Company since February 2000. Prior to such time, Mr. Trice served as Newfield's President and Chief Operating Officer from May 1999, and as its Vice President -- Finance and International from July 1997. Prior to joining Newfield, Mr. Trice served as President and Chief Executive Officer and as a director of the Huffco Group from 1991 to July 1997. Mr. Trice is also a director of Newfield, Hornbeck Offshore Services, Inc. and New Jersey Resources, Inc.

               CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

     Grant Prideco is committed to having sound corporate governance principles. Having such principles is essential to running Grant Prideco's business efficiently and to maintaining Grant Prideco's integrity in the marketplace. Grant Prideco's Corporate Governance Guidelines adopted by the Board of Directors are available under the Investor Relations section of the Company's website at www.grantprideco.com.

BOARD INDEPENDENCE

     The Board has affirmatively determined that each of the current directors standing for re-election, except Mr. McShane, who serves as our Chief Executive Officer, has no material relationship with Grant Prideco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Grant Prideco) and is independent within the meaning of Grant Prideco's director independence standards, which reflect exactly the New York Stock Exchange ("NYSE") director independence standards. In assessing director independence, the Board of Directors considered the relationships described below under "Certain Relationships and Related Transactions" and has determined that none of these relationships could impair the independence of such directors. In making this assessment, the Nominating and Corporate Governance Committee and the Board took into account the level of such transactions in relationship to Grant Prideco's and the other parties aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions.

CODE OF CONDUCT

     Grant Prideco's Corporate Governance and Business Ethics Manual is applicable to each of its employees, including its executive, financial and accounting officers, and is available under the Investor Relations section of the Company's website at www.grantprideco.com. Pursuant to the Corporate Governance Principles adopted by the Company's Board of Directors, the policies described in this manual are also applicable to each of the Company's directors.

BOARD STRUCTURE AND COMMITTEE COMPOSITION

     Our Board has nine directors and the following three committees: (1) Audit,
(2) Compensation, and (3) Nominating and Corporate Governance. Committee membership is summarized below. The Board has determined that all of the members of its various committees meet the independence requirements of the Securities and Exchange Commission and New York Stock Exchange. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available under the Investor Relations section of the Company's website at www.grantprideco.com. During fiscal 2003, the Board held four meetings. Each director attended at least 75% of all Board meetings for which such director was eligible. Directors are encouraged to attend annual meetings of the Company's stockholders and all current directors attended last years Annual Meeting.

  AUDIT COMMITTEE

     Messrs. Layman (Chair), Butters and Lubar are the current members of the Audit Committee. The Audit Committee met seven times during 2003 and all members attended at least 75% of the meetings for which such director was eligible. The primary function of the Audit Committee is to serve as an independent and objective party that assists the Board in fulfilling its oversight responsibilities of the following matters:

     - the integrity of the Company's financial reports;

     - compliance with legal and regulatory requirements;

     - assess the Company's independent auditors qualifications and independence; and

     - assess the performance of the Company's internal audit function.

     The Board and Audit Committee has determined that Mr. Layman meets all of the requirements of an "Audit Committee Financial Expert" as defined by the rules and regulations of the Securities and Exchange Commission. The 2003 Report of our Audit Committee begins on page 12 of this Proxy Statement.

  COMPENSATION COMMITTEE

     Messrs. Trice (Chair), Fried and Moses are the current members of the Compensation Committee. The Compensation Committee met two times during 2003 and all members attended all of the meetings for which he was eligible. The primary functions of the Compensation Committee are:

     - approving the compensation to be paid to the directors, officers and key employees; and

     - administering the compensation plans for the executive officers.

     The 2003 Report of our Compensation Committee begins on page 15 of this Proxy Statement.

  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     Messrs. Fried (Chair), Hendrix and Reid are the current members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met two times during 2003 and all members attended all of the meetings for which he was eligible. The primary functions of the Nominating and Corporate Governance Committee are to:

     - identify individuals qualified to become Board members;

     - select or recommend to the Board nominees for the next annual meeting of stockholders; and

     - develop and recommend to the Board a set of corporate governance principles applicable to the Company.

     The Company's Corporate Governance Principles set forth age limitations for directors and require that a majority of our directors be independent in accordance with the requirements of the New York Stock Exchange and Securities and Exchange Commission. In addition, the Corporate Governance Principles provide that the Nominating and Corporate Governance Committee will seek to attain a diverse board and that any search by such committee or search firm to fill vacancies will seek to include diverse candidates from traditional and non-traditional pools. Other than these requirements, the Board has not defined any other minimum requirements for Board membership. In general, however, persons considered for Board positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict with the interests of the Company and be willing and able to commit the necessary time for Board and committee service.

EXECUTIVE SESSIONS

     Executive sessions of non-management directors are held after each regularly scheduled meeting of the Board. The sessions are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Any non-management director can request that an additional executive session be scheduled.

COMMUNICATIONS WITH THE BOARD

     Individuals may communicate with the Board by submitting such communication in writing c/o General Counsel and Corporate Secretary, Grant Prideco, Inc., 1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTORS

     Grant Prideco's Board of Directors has not adopted any policies relating to the consideration of shareholder nominees for director. However, any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to the Grant Prideco Nominating and Corporate Governance Committee, c/o Vice President and General Counsel, Grant Prideco, Inc., 1330 Post Oak Blvd., Suite 2700.

The written submission should contain: the name and address of the shareholder recommending the individual, as well as the individual's name and address; a description of the nominating shareholder's stock ownership and tenure as a stockholder; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current rules of the Securities and Exchange Commission and New York Stock Exchange; and an indication of the individual's willingness to serve as a director of the company.

BOARD COMPENSATION

  DIRECTORS' FEES

     The directors who are not employees were paid the following fees during 2003:

     - $1,000 for each Board and Committee meeting attended;

     - $1,500 for the Committee Chairman for each Committee meeting attended;
       and

     - $7,000 for each quarter of the year in which the person serves as a director.

  DEFERRAL PLAN FOR OUTSIDE DIRECTORS

     Under our Non-employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid to such director. The deferred fees are converted into non-monetary units representing shares of common stock that could have been purchased with the deferred fees based on the market price of the common stock at the time of the deferral. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director's account equal to the sum of (1) 7.5% of the director's fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when the funds will be distributed from the plan. The amount of the distribution will be equal to the number of units in the director's account multiplied by the market price of the common stock at the time of distribution. Distributions are required to be made in shares of our common stock. During 2003, we allocated 657, 676, 447, 563, 670, 599, 447 and
476 units to the accounts of Messrs. Butters, Fried, Hendrix, Layman, Lubar, Moses, Reid and Trice, respectively.

  STOCK OPTION GRANTS AND PLANS

     Each of our non-employee directors participate in the Company's 2000 Non-Employee Director Stock Option Plan. Our Non-Employee Director Stock Option plan is designed to encourage our non-employee directors to obtain an equity interest in Grant Prideco. A total of 780,000 shares of Grant Prideco common stock may be subject to options under the plan. We believe that stock ownership in Grant Prideco motivates our directors to work toward our long-term growth and development. Under the plan, we granted to our non-employee directors at the time of their initial appointment to our Board of Directors options to purchase 60,000 shares at exercise prices equal to the market price of our common stock on the date of grant. In addition, the plan provides that on every third annual meeting of our stockholders, each person who is then a non-employee director will be granted options or warrants to purchase 60,000 shares of our common stock at exercise prices equal to the market price of our common stock on the date of the grant. The options granted under the plan generally are subject to three-year cliff-vesting so that a non-employee director generally will not be entitled to the options if he or she elects to leave. However, the options will be immediately exercisable if the non-employee director dies or becomes disabled or if there is a change in control of Grant Prideco while he or she is still a director. The options also will be exercisable in part if the non-employee director retires from Grant Prideco in good standing. We believe that this type of vesting schedule provides strong incentives for creating long-term value for Grant Prideco.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until April 14, 2000, we were a wholly-owned subsidiary of Weatherford International Ltd. ("Weatherford"). We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our Common Stock. Weatherford no longer owns any interest in us; however, three of our current Board of Directors (Messrs. Butters, Lubar and Moses) also serve on Weatherford's Board of Directors. These directors do not constitute a majority of either Grant Prideco's or Weatherford's Board of Directors.

     In connection with the spinoff, we entered into a preferred supplier agreement with Weatherford in which Weatherford agreed to purchase at least 70% of its requirements of drill stem products from us, subject to certain exceptions. In return, we agreed to sell those products at prices not greater than that at which we sell to similarly situated customers, and we provided Weatherford a $30.0 million credit towards the purchase of those products. During 2003, we extended the term of this contract by two years and reduced the credit to approximately $10.0 million. Weatherford purchased approximately $14.3 million of drill stem products from us during 2003. During 2003 Weatherford also purchased API tubing and accessory threading services from us aggregating $8.1 million. Total sales to Weatherford represented less than 3% of our aggregate revenues in 2003 and less than 1% of Weatherford's aggregate 2003 revenues.

     Our ReedHycalog drill bits division sells drill bits worldwide to oil and gas operators, including Newfield Exploration Company ("Newfield"). In addition, our Tubular Technology and Services division sells premium connections and tubular accessories to Newfield. Mr. Hendrix and Mr. Trice are both directors of Newfield and Mr. Trice is also Newfield's President and Chief Executive Officer. During 2003, Newfield purchased approximately $1.0 million of products from us, which represented less than 1% of our aggregate revenues during 2003 and less than 1% of Newfield's 2003 revenues.

              STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     This table shows the number and percentage of shares of common stock beneficially owned by our directors, executive officers named in our summary compensation table on page 18 of this Proxy Statement, and officers and directors as a group, as of March 15, 2004. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

      AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED AS OF MARCH 15, 2004

                                               NUMBER OF      RIGHT TO        PERCENT OF
NAME                                          SHARES OWNED   ACQUIRE(1)   OUTSTANDING SHARES
----                                          ------------   ----------   ------------------
Michael McShane.............................     502,079            --             *
David L. Butters(2).........................     101,250        10,000             *
Eliot M. Fried..............................      40,000       120,000             *
Dennis R. Hendrix...........................       9,200            --             *
Harold E. Layman............................          --            --            --
Sheldon B. Lubar(3).........................     483,006       150,000             *
Robert K. Moses, Jr. .......................     381,633       130,000             *
Joseph E. Reid..............................          --            --            --
David A. Trice..............................       2,000            --             *
Philip A. Choyce............................         460       169,606             *
William G. Chunn(4).........................      58,632       219,606             *
John D. Deane...............................       1,101            --             *
Dan M. Latham...............................         606       100,000             *
All officers and directors as a group (19
  persons)..................................   1,573,987     1,280,187           2.3%

---------------

 *  Less than 1%.

(1) Shares of common stock that can be acquired through stock options exercisable on or prior to May 14, 2004. Excludes rights under deferred compensation arrangements and options vesting after May 14, 2004.

(2) Includes 26,772 shares held by his wife, for which he disclaims beneficial ownership, and 28,776 shares held in trusts for his children for which Mr. Butters is the custodian, having voting and dispositive power. Reportings do not include holdings by Lehman Brothers for which Mr. Butters does not have a beneficial interest.

(3) Includes 230,114 shares held by his wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership; 15,379 shares held in trusts for his grandchildren through the general partnership, of which he is the trustee and has voting and dispositive power; and 9,398 shares held in an IRA account.

(4) Includes 18,609 shares held through Mr. Chunn's 401(k) account.

                       STOCK OWNED BY BENEFICIAL HOLDERS

     This table shows information for each person known by us to beneficially own 5% or more of the outstanding shares of common stock as of March 15, 2004.

                                                                              PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                NUMBER OF SHARES(1)   OUTSTANDING SHARES
------------------------------------                -------------------   ------------------
FMR Corp.(2)......................................      18,212,500            15.00   %
  82 Devonshire Street
  Boston, Massachusetts 02109
Citigroup Inc.(3).................................      10,785,805                8.80%
  399 Park Avenue
  New York, New York 10043
Merrill Lynch & Co., Inc.(4)......................       8,927,351                7.35%
  World Financial Center, North Tower
  250 Vesey Street
  New York, NY 10381
T. Rowe Price Associates, Inc. ...................       8,341,375                6.87%
  100 East Pratt Street
  Baltimore, Maryland 21202
Mellon Financial Corporation(5)...................       7,839,556                6.45%
  One Mellon Center
  Pittsburgh, Pennsylvania 15258

---------------

(1) This information included in the table and the footnotes is based on information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its shares of common stock, unless otherwise noted.

(2) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser, is the beneficial owner of 16,391,350 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 1,804,450 shares as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of FMTC, each has sole power to dispose of 1,804,450 shares and sole power to vote or direct the voting of 1,705,750 shares and no power to vote or direct the voting of 98,700 shares owned by the institutional accounts. The Funds' Board of Trustees has sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(3) Salomon Smith Barney Holdings, Inc. (SSB Holdings), a wholly owned subsidiary of Citicorp, is the beneficial owner of 16,668,851 shares as a result of its ownership of various subsidiaries. SSB Holdings address is 388 Greenwich Street, New York, New York 10013.

(4) Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company. Merrill Lynch Investment Managers ("MLIM") is an operating division of ML&Co. consisting of ML&Co.'s indirectly-owned asset management subsidiaries. The following asset management subsidiaries hold certain shares of the common stock, which is the subject of this 13G filing: Directed Services Inc.; FAM d/b/a Mercury Advisors (Sub); Federated Investment Management Co.; Fund Asset Management, L.P.; Merrill Lynch

    Investment Managers Canada Corp.; Merrill Lynch Investment Managers, Co. Ltd.; Merrill Lynch Investment Managers, L.P.; and The Equitable Life Assurance Society of the United States.

(5) All of the securities are beneficially owned by Mellon Financial Corporation and direct or indirectly owned subsidiaries in the various fiduciary capacities. As a result, another entity in every instance is entitled to dividends or proceeds of sale.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report.

     We have reviewed and discussed the Company's audited financial statements for the year ended December 31, 2003 with management and have discussed with Ernst & Young LLP, independent public accountants, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended with respect to those statements.

     We have received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Ernst & Young its independence in connection with its audit of our most recent financial statements.

     Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     We also reviewed with Ernst & Young and our management the various fees that we have paid to Ernst & Young during 2001, 2002 and 2003 for services they rendered in connection with our annual audits, audit related fees, tax fees and other fees.

     We have considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

                               Harold E. Layman (Chairman)
                               David J. Butters
                               Sheldon B. Lubar

                               EXECUTIVE OFFICERS

     In addition to Mr. McShane, whose biography is shown on page 4 of this Proxy Statement, the following persons are our executive officers. None of our executive officers or directors have any family relationships with each other.

NAME                                    AGE                  POSITION
----                                    ---                  --------
Michael McShane.......................  49    Chairman of the Board, President and
                                              Chief Executive Officer
Warren S. Avery.......................  58    Vice President -- Human Resources
John R. Beltz.........................  51    Vice President -- Corporate Marketing
                                              Communications
David R. Black........................  47    President -- Tubular Technology &
                                              Services Division
Greg L. Boane.........................  40    Corporate Controller and Chief
                                              Accounting Officer
Philip A. Choyce......................  37    Vice President, General Counsel and
                                              Secretary
William G. Chunn......................  70    Executive Vice President of Operations
John D. Deane.........................  52    President -- ReedHycalog
Matthew D. Fitzgerald.................  46    Senior Vice President and Chief
                                              Financial Officer
Dan M. Latham.........................  52    President -- Drilling Products
                                              Division
James M. Mitchell.....................  36    Treasurer and Director of Investor
                                              Relations

     Warren S. Avery has served as Vice President -- Human Resources since October 1999. Prior to such time, Mr. Avery served as Vice President of Human Resources for Dailey International beginning in February 1998. Dailey was purchased by Weatherford International in connection with Dailey's Chapter 11 Reorganization in 1999. Prior to joining Dailey International, Mr. Avery held senior human resource positions at Baker Hughes, Global Marine and Dresser Industries.

     John R. Beltz, Jr. has served as our Vice President -- Corporate Marketing Communications since May 2002. Prior to such time, Mr. Beltz was Senior Vice President of Pierpont Communications, Inc. from September 2000 to February 2002. Prior to joining Pierpont, Mr. Beltz served as Vice President of Bates Churchill from September 1998 to September 2000. Prior to joining Bates Churchill in 1998, Mr. Beltz was employed by FMC Corporation for 23 years, most recently as Manager of Marketing Services.

     David R. Black was appointed President -- Tubular Technology & Services in March 2004. From December 2002 until this appointment, Mr. Black served as Vice President -- Operations for our ReedHycalog division. From January 2001 until joining us, Mr. Black provided business development consulting services for Schlumberger Technology Corporation and served as Vice President & General Manager, Well Completions and Productivity for Schlumberger from September 1999 until December 2000. Prior to joining Schlumberger, Mr. Black held key management positions at Camco International for more than 20 years, including serving as President of Camco Products and Services.

     Greg L. Boane has served as our Corporate Controller since 1999. Prior to joining us, Mr. Boane was Corporate Controller for Noble Drilling Services, Inc. from November 1996 to October 1999. Prior to joining Noble Drilling Services, Inc., Mr. Boane worked for McDonald's Corporation as a Regional Controller and EVI, Inc. as Assistant Corporate Controller. Mr. Boane has a B.B.A. in Finance from Texas A&M University and is a Certified Public Accountant.

     Philip A. Choyce has served as our Vice President, General Counsel and Secretary since January 1, 2001. From December 1999 until January 1, 2001, Mr. Choyce served as our Vice President and Associate General Counsel. Prior to joining us, Mr. Choyce was a senior associate with Fulbright & Jaworski L.L.P.'s corporate law practice in Houston, Texas. Prior to joining Fulbright & Jaworski L.L.P., Mr. Choyce was a certified public accountant with Ernst & Young LLP in Houston, Texas. Mr. Choyce has a B.B.A. in Accounting from Texas A&M University and a J.D. from the University of Texas at Austin.

     William G. Chunn has served as our Corporate Executive Vice President since October 2001. From 1995 until October 2001, Mr. Chunn served as our Executive Vice President -- Operations. Mr. Chunn served as President, Chief Executive Officer, and Director of Prideco beginning in 1985 until our merger with them in 1995. Mr. Chunn has held senior executive positions in the drill stem industry for over 30 years.

     John D. Deane has served as President-ReedHycalog since our acquisition of the ReedHycalog drill bits business from Schlumberger Technology Corporation in December 2002. From 1999 until his retirement from Schlumberger in January 2002, Mr. Deane served as Schlumberger's Vice President of Drilling Technology. From 1996 until the merger of Camco International into Schlumberger in 1999, Mr. Deane served as Camco's President of Hycalog. Prior to such time, Mr. Deane served in various positions of increasing responsibility within ReedHycalog.

     Matthew D. Fitzgerald was named Senior Vice President and Chief Financial Officer in January 2004. Prior to such appointment, Mr. Fitzgerald served as Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC beginning in March 2001. Mr. Fitzgerald was employed by BJ Services Company from 1989 to 2001, where he served as Vice President and Controller from 1998 to 2001 and as Controller from 1989 to 1998. Mr. Fitzgerald also was a senior manager with the accounting firm of Ernst & Whinney.

     Dan M. Latham has served as President-Drilling Products Division since October 2001. Prior to such time, Mr. Latham served as our Vice President Sales and Marketing, a position he held since 1990. Prior to joining us, Mr. Latham held a number of progressively responsible management positions at Shell Oil Company and Baker Hughes.

     James A. Mitchell has served as the Company's Treasurer and Director of Investor Relations since May 2003. Mr. Mitchell joined Grant Prideco as its Director of Tax in October 1999 and served as its Director of Investor Relations and Corporate Development beginning in 2002. Prior to joining Grant Prideco, Mr. Mitchell was Director of International Tax for Azurix Corporation. Mr. Mitchell has a B.B.A. in Accounting from Georgia State University and an M.P.A. specializing in taxation from the University of Texas at Austin.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is pleased to present this report on the compensation policies for our executive officers for 2003. This report sets forth the major components of executive compensation and the basis by which 2003 compensation determinations were made by the Compensation Committee for the executive officers.

COMPENSATION POLICY AND GUIDELINES

     The goal of our compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels with the interests of stockholders and with the Company's overall performance. With this objective in mind, our executive compensation program includes a combination of reasonable base salaries and various long and short-term incentive programs linked to the Company's financial and stock performance.

COMPENSATION PROGRAM COMPONENTS

     Our compensation programs are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the Company's overall performance. Our stock-based compensation decisions for the executive officers also are approved by the Compensation Committee.

     The Compensation Committee is charged with reviewing and recommending the specific base and bonus compensation of the President and Chief Executive Officer, Mr. McShane, as well as the Company's other executive officers.

     Decisions on stock options and other long-term incentive plans are made by the Compensation Committee after consideration of the Company's results and discussion with and recommendations from Mr. McShane as to the executive officers under his supervision. The particular elements of the compensation programs for Mr. McShane and other executive officers are explained in more detail below.

  BASE SALARY.

     The Compensation Committee reviews base salary levels for the Company's executive officers' on an annual basis. Base salary adjustments are based primarily on market factors, including the market for similar executives, the operations under each executive's supervision for which he is specifically accountable, and the desire by us to recruit and retain these key executive officers. Our analysis also includes comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Philadelphia Oilfield Service Index ("OSX"), which is part of our performance graph on page 23. During 2003, executive salaries were adjusted only to the extent necessary so that each executive's base salary represented the median level for comparable companies and peer groups. Mr. McShane's salary was not adjusted during 2003.

  BONUS COMPENSATION.

     We provide annual performance compensation to our executive officers in the form of cash bonuses. The purpose of the annual bonus plan is to provide motivation toward, and reward the accomplishment of, corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. During 2003, bonus award levels were established jointly by the Committee and management and were based upon earnings per share objectives, and return on net capital employed. There were minimal discretionary components to the bonus plan and bonuses were earned based principally upon the achievement of the Company's corporate and/or divisional performance objectives depending upon the nature of the executive officer's duties.

     Performance objectives were established at three levels: entry level, expected value (target level) and over-achievement level. The Committee does not disclose the specific earnings per share objectives because it believes such disclosure would be detrimental to the Company's competitive position with respect to the industry. The Company's corporate-wide earnings objectives were slightly higher than the established entry level but below target level, with the Company's drill bits division substantially exceeding its established target level. All executive officers, including Mr. McShane, were paid a bonus consistent with these levels during 2003 based upon the officer's particular duties and responsibilities.

  DEFERRED COMPENSATION PLAN.

     We maintain an executive deferred compensation plan that provides our key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common stock and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of shares of common stock that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the common stock a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral by the employee. Mr. McShane and our other executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the common stock at the time the employee retires, program and provides and serves the purpose of aligning management's interest with those of the Company's stockholders.

  STOCK OPTION AND RESTRICTED STOCK AWARDS.

     The use of stock options and restricted stock is considered to be an important incentive to our executive officers for working toward the Company's long-term growth. Accordingly, we have from time to time granted to the executive officers stock options and restricted stock. The number of shares granted is determined based on the level and contribution of the officer and has generally taken into account stock ownership and other options held by the officer. Stock options and restricted stock are generally subject to vesting over a number of years. In 2003, we did not grant any stock options or restricted stock to executive officers of the Company.

DISCUSSION OF 2003 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     During 2003, Mr. McShane's annual salary was increased by $25,000 and he was paid a bonus based upon the Company's overall operating performance as discussed above under "Annual Bonus". The principal terms of Mr. McShane employment agreement, including supplemental retirements benefits, are more fully described beginning on page 20 of this Proxy Statement.

COMPENSATION DEDUCTION LIMITATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to our five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Company's stockholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company's stockholders. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

SUMMARY

     We believe that the executive compensation program followed by us in 2003 was consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the OSX. We further believe that the compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Board and Compensation Committee intend to review the compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. Finally, we believe that the deferred compensation plan and stock option program provide significant incentives to our key employees to enhance stockholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's stockholders.

                               David A. Trice (Chairman)
                               Eliot M. Fried
                               Robert K. Moses, Jr.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     This table shows the total compensation paid for the years ended December 31, 2001, 2002 and 2003, to Mr. McShane and our other four most highly compensated executive officers during 2003 (collectively, our "Named Executive Officers"):

                                                                                   LONG-TERM
                                              ANNUAL COMPENSATION             COMPENSATION AWARDS
                                       ----------------------------------   -----------------------
                                                             OTHER ANNUAL   RESTRICTED                 ALL OTHER
                                        SALARY     BONUS     COMPENSATION     STOCK                   COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR    ($)(1)     ($)(1)       ($)(2)         ($)       OPTIONS(4)      ($)(3)
---------------------------     ----   --------   --------   ------------   ----------   ----------   ------------
Michael McShane...............  2003   $487,000   $250,000     $99,750              --         --       $11,335
  President and                 2002    239,885    190,000      35,048      $7,495,000    250,000            83
  Chief Executive Officer(4)    2001         --         --          --              --         --            --
Philip A. Choyce..............  2003    242,200     74,300      44,100              --         --         8,671
  Vice President, General       2002    192,200     59,000      38,917              --         --         3,446
  Counsel and Secretary         2001    192,000     74,443      27,916              --     75,000         2,067
William E. Chunn..............  2003    256,200     78,700      42,975              --         --        13,125
  Executive Vice President      2002    248,700     37,500      58,060              --         --         8,426
  of Operations                 2001    248,700    145,565      49,070              --    125,000         8,807
John D. Deane(5)..............  2003    237,343    190,700      31,154              --         --         4,042
  President -- ReedHycalog      2002         --         --          --              --    150,000            --
                                2001         --         --          --              --         --            --
Dan M. Latham.................  2003    255,200     36,600      52,650              --         --         6,525
  President -- Drilling         2002    232,200    103,000      51,556              --         --         5,901
  Products and Services
  Division                      2001    203,931    118,703      39,651              --    125,000         3,983

---------------

(1) Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. The bonus amounts were earned in the year in which they are shown in the table but were paid in the first half of the following year. No compensation is shown for executive officers during years that they did not serve as executive officers of the Company.

(2) Other Annual Compensation includes (i) the vested portion of the amount contributed by us under the Executive Deferred Plan equal to 7.5% of each annual officer's compensation for each year, plus (ii) the vested portion of our matching contribution under the Executive Deferred Plan equal to 100% of the amount deferred by the officer. Each officer can defer up to 7.5% of his total salary and bonus compensation each year. Our contributions vest over a five-year period on the basis of 20% per year for each year of service by an officer with us. Under the Executive Deferred Plan, the compensation deferred by each officer and our contributions are converted into non-monetary units equal to the number of shares of common stock that could have been purchased by the amounts deferred and contributed at a market-based price. Distributions are made under the Executive Deferred Plan after an officer retires, terminates his employment or dies. The amount of the distribution under the Executive Deferred Plan is based on the number of vested units in the officer's account multiplied by the market price of the common stock at that time. Distributions under the Executive Deferred Plan are required to be made in shares of Grant Prideco common stock. Our obligations with respect to the Executive Deferred Plan are unfunded. However, we have established a grantor trust that is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases shares of common stock for the Executive Deferred Plan. As of December 31, 2003, Messrs. McShane, Choyce, Chunn, Deane and Latham had 18,127, 15,367, 20,728, 4,008 and 19,813 units allocated to their respective accounts.

(3) Represents matching contributions under our 401(k) Savings Plan, non-qualified deferred compensation plan and life insurance premiums.

(4) Mr. McShane began employment with the Company on June 25, 2002. Mr. McShane's compensation excludes amounts due to him under his supplemental retirement plan that do not vest until he reaches age 55. See the discussion of this plan beginning on page 20 of this Proxy Statement.

(5) Mr. Deane began employment with the Company in connection with our acquisition of ReedHycalog in 2002. Mr. Deane did not receive a salary from the Company until 2003.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2003, with respect to shares of Grant Prideco common stock that may be issued under our existing equity compensation plans, including our 2000 Employee Stock Option and Restricted Stock Plan, 2001 Stock Option and Restricted Stock Plan and 2000 Non-Employee Director Stock Option Plan.

                                           A                      B                          C
                                                                               NUMBER OF SECURITIES REMAINING
                                  NUMBER OF SECURITIES                         AVAILABLE FOR FUTURE ISSUANCE
                                   TO BE ISSUED UPON      WEIGHTED AVERAGE       UNDER EQUITY COMPENSATION
                                      EXERCISE OF         EXERCISE PRICE OF     PLANS (EXCLUDING SECURITIES
PLAN CATEGORY                     OUTSTANDING OPTIONS    OUTSTANDING OPTIONS       REFLECTED IN COLUMN A)
-------------                     --------------------   -------------------   ------------------------------
Equity Compensation Plans
  Approved by Stockholders(1)...        7,201,740              $13.53                    2,728,260
Equity Compensation Plans Not
  Approved by Stockholders(2)...        4,281,400              $ 7.15                      718,600
Total(3)........................       11,483,140              $11.36                    3,446,860

---------------

(1) Consists of our 2000 Stock Option and Restricted Stock Plan and Non-Employee Director Stock Option Plan. Column B excludes the effect of 850,000 shares of restricted stock that were granted pursuant to the 2000 plan.

(2) Consists of the 2001 Stock Option and Restricted Stock Plan. This plan provides for the grant of stock options and restricted stock to directors and key employees of the company. The plan limits the number of shares available for grant to directors and executive officers to 50% or less of the total shares subject to award. The plan is administered by the Compensation Committee, who determines the vesting and other terms for each award.

(3) Pursuant to the terms and conditions of our spinoff from Weatherford International in April 2000, options to purchase shares of common stock were granted to certain Weatherford employees who held options to purchase Weatherford common stock. Such replacement options were required to be issued due to the change in capitalization caused by the dividend of Grant Prideco common stock in connection with the spinoff. Options to purchase 909,880 shares at a weighted average stock price of $8.03 per share are held by these Weatherford employees as of December 31, 2003. These options were not included in the aforementioned table.

OPTIONS GRANTED IN 2003

     No stock options were granted to any of the Named Executive Officers during 2003.

AGGREGATED OPTION EXERCISES IN 2003 AND DECEMBER 31, 2003 OPTION VALUES

     The following table sets forth certain information relating to stock options outstanding during 2003 and owned by our Named Executive Officers as of December 31, 2003. No stock options were exercised during 2003.

                                                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARES                          DECEMBER 31, 2003         DECEMBER 31, 2003 ($)(1)
                          ACQUIRED        VALUE       ---------------------------   ---------------------------
NAME                     ON EXERCISE   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ------------   -----------   -------------   -----------   -------------
Michael McShane........       --             --             --         250,000             --       $942,500
Philip A. Choyce.......       --             --         69,606         175,000       $112,762        441,000
William G. Chunn.......       --             --         69,606         275,000        453,135        735,000
John D. Deane..........       --             --             --         150,000             --        700,500
Dan M. Latham..........       --             --         69,606         225,000        453,135        735,000

---------------

(1) The value is based on the difference in the closing market price of the common stock on December 31, 2003 ($13.02 per share), and the exercise price of the options. The actual value, if any, of the unexercised options will depend on the market price of the common stock at the time of exercise of the options.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     We implemented a supplemental executive retirement plan for Mr. McShane in accordance with the terms of his employment agreement. Mr. McShane is the only participant in the plan. Future participants must be approved by the Compensation Committee.

     The following table indicates the hypothetical annual benefit payable under the plan based on a hypothetical single life annuity computation starting at age 60, using a formula of 2% per year of service, but not more than 60%, of the participant's "highest average compensation," which is the average base salary and bonus paid for the three highest consecutive years out of the participant's last ten years of employment. This benefit would be reduced by the social security and other benefits described below.

HIGHEST AVERAGE COMPENSATION                          YEARS OF SERVICE
----------------------------  -----------------------------------------------------------------
                                 5          10         15         20         25          30
                              --------   --------   --------   --------   --------   ----------
$ 200,000...................  $ 20,000   $ 40,000   $ 60,000   $ 80,000   $100,000   $  120,000
$ 400,000...................    40,000     80,000    120,000    160,000    200,000      240,000
$ 600,000...................    60,000    120,000    180,000    240,000    300,000      360,000
$ 800,000...................    80,000    160,000    240,000    320,000    400,000      480,000
$1,000,000..................   100,000    200,000    300,000    400,000    500,000      600,000
$1,200,000..................   120,000    240,000    360,000    480,000    600,000      720,000
$1,400,000..................   140,000    280,000    420,000    560,000    700,000      840,000
$1,600,000..................   160,000    320,000    480,000    640,000    800,000      960,000
$1,800,000..................   180,000    360,000    540,000    720,000    900,000    1,080,000

     The credited years of service at December 31, 2003 for Mr. McShane was 23 years. The compensation covered by the plan for the most recent three years does not differ by more than 10% from the annual compensation shown in the Summary Compensation Table on page 18 of this Proxy Statement.

     The hypothetical annuity shown above would be reduced by (i) the social security benefit payable at age 62, and (ii) certain contributions by the Company for the participant's account under the Company's 401(k) plan. In case of early retirement, death, disability or change in control before the participant reaches age 60, the benefit is reduced.

     The actual benefit payable is the actuarial equivalent of the hypothetical annuity, after applicable offsets, paid out over a period elected by the participant of from five to 30 years.

     A participant's benefit is fully vested upon the later of the participant's fifty-fifth birthday or the date the participant completes five full years of service. Prior to age 55, no part of the benefit is vested, unless the participant dies, becomes disabled, is terminated without cause under his employment agreement or a change in control occurs. If one of these events occurs, the participant's benefit will be fully vested. In the event of a change in control, the participant will be given three years' credit for years of service and age in calculating the benefit.

     A participant's interest in the plan is generally distributed upon retirement in accordance with the participant's distribution election. The Compensation Committee may, however, direct that the benefits be paid as a lump sum. A lump sum payment will be paid in the event of death or a change in control, and may be paid by the Committee at the request of the participant in the case of disability. In the event of a change in control, the participant will receive a "gross-up" payment sufficient to satisfy any excise tax payments that may be imposed by Section 4999 of the Code and any additional taxes imposed with respect to such gross-up payments, in accordance with the provisions of the plan.

     The Company has purchased life insurance to finance the benefits under this plan.

EMPLOYMENT CONTRACTS

     We have entered into an employment agreement with Mr. McShane, which has a term of three years and is renewable annually. The base compensation currently payable to Mr. McShane under his employment agreement is $500,000. Under the terms of his employment agreement, if we terminate Mr. McShane's employment for any reason other than "cause" or "disability" or if he terminates his or her employment for "good reason", as defined in the employment agreement, Mr. McShane will be entitled to receive the following benefits:

     - three times (i) his current annual base compensation and (ii) the highest bonus paid to the executive during the three years prior to the year of termination,

     - any accrued salary or bonus (pro-rated to the date of termination),

     - an amount payable as if all retirement plans were vested,

     - the amount that would have been contributed as our match under our 401(k) plan and our Executive Deferred Plan for three years,

     - his car allowance for three years, and

     - vesting of all stock options and restricted stock and the right to surrender such stock options within 30 days of termination for a payment equal to the difference between the exercise price for each option and the highest reported sales stock price as reported on the New York Stock exchange during the 60 day period prior to the date of termination.

     Under the employment agreement, "cause" is defined as the willful and continued failure to perform the executive's job after written demand is made by the board or the willful engagement in illegal conduct or gross misconduct by the executive. Termination by Mr. McShane for "good reason" is generally defined as:

     - a material reduction in title and/or responsibilities of the executive,

     - certain relocations of the executive, or

     - any material reduction in the executive's benefits.

     All health and medical benefits would also be maintained after termination for a period of three years provided Mr. McShane makes his required contribution.

     Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and Mr. McShane to adverse U.S. federal income tax consequences. Mr. McShane's employment agreement provides that we would be required to pay him a "gross up payment" to insure that he receives the total benefit intended by the employment agreement.

     We also have entered into employment agreements with Messrs. Fitzgerald, our Senior Vice President and Chief Financial Officer, in connection with his hiring in 2004, and Mr. Choyce, our Vice President and General Counsel, in connection with his hiring in 1999. These agreements provide for a severance benefit be paid to each of these individuals in the event of termination of employment "without cause" or for "good reason" equal to two times the individual's highest salary and bonus during the three years preceding termination, two times the individuals other benefits (401(K) matching, car allowance, contributions to the Executive Deferred Plan) and vesting of stock options and other benefits. In the event of termination of Mr. Fitzgerald in connection with a change of control, Mr. Fitzgerald would receive a "three times payment".

     We have entered into a change of control agreement with Messrs. Avery, Beltz, Burton, Chunn, Choyce, Danby, Deane, and Latham. Under these agreements, the executives will be provided with certain benefits if there is both a change of control of Grant Prideco and the executive is subsequently terminated for any reason other than for "cause" or elects to terminate his employment for "good reason" within two years after a change of control. A change of control is defined generally as an acquisition by a person or group of persons of at least 50% of our outstanding common stock. Under these agreements, if there is a change of control of Grant Prideco, we would agree that the executive's base salary would not decrease unless there was a company-wide salary reduction, the executives also would continue to be eligible for an annual bonus under our incentive plan applicable to other key employees and, if we are not the surviving entity in a change of control, the surviving company would be required to issue substantially similar options in replacement of any Grant Prideco options held by the executive. These benefits would not be in addition to any benefits due under any employment agreement or arrangement with the Company.

                          FIVE-YEAR PERFORMANCE GRAPH

     This graph compares the yearly cumulative return on the common stock with the cumulative return on the S & P 500 and the Philadelphia Oilfield Service Index ("OSX") since April 17, 2000 the date we began regular trading on the New York Stock Exchange. The graph assumes the value of the investment in the common stock and each index was $100 on April 17, 2000, and that all dividends are reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              (PERFORMANCE GRAPH)

----------------------------------------------------------------------------------------------------------------------------
                 4/17/00   6/00     9/00     12/00    3/01     6/01    9/01   12/01    3/02    6/02    9/02   12/02    3/03
----------------------------------------------------------------------------------------------------------------------------
 Grant Prideco   100.00   142.86   125.36   125.36    98.29   99.94   34.80   65.71   78.17   77.71   48.80   66.51   68.91
----------------------------------------------------------------------------------------------------------------------------
 S & P 500       100.00   106.87    97.55    97.55    85.98   91.02   77.66   85.96   86.19   74.64   61.75   66.96   64.85
----------------------------------------------------------------------------------------------------------------------------
 OSX             100.00   110.41   114.22   114.22   100.04   89.97   64.71   78.33   87.68   75.66   62.40   70.83   69.47
----------------------------------------------------------------------------------------------------------------------------

---------------  ----------------------
                  6/03    9/03   12/03
---------------  ----------------------
 Grant Prideco   67.14   58.23   74.40
---------------------------------------
 S & P 500       74.83   76.81   86.17
---------------------------------------
 OSX             78.56   76.58   83.89
---------------------------------------

                               OTHER INFORMATION

INDEPENDENT ACCOUNTANTS

     A representative of Ernst & Young is expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

     The following is a summary of the fees paid to Ernst & Young for year-end audit work and other services performed during 2002 and 2003:

                                                       FISCAL YEAR ENDED   FISCAL YEAR ENDED
                                                         DECEMBER 31,        DECEMBER 31,
                                                             2002                2003
                                                       -----------------   -----------------
Audit Fees...........................................      $490,279           $  617,387
Audit Related Fees...................................       220,796            1,097,743
Tax Fees.............................................       126,088               75,000
All Other Fees.......................................        46,584               46,120
                                                           --------           ----------
  Total Fees.........................................      $883,747           $1,836,250
                                                           ========           ==========

     Audit Fees increased in 2003 due to the addition of ReedHycalog, which was acquired in December 2002 and did not represent a significant portion of operations during 2002. The increase in audit related fees related primarily to subsidiary audits performed in connection with divestiture activities as well as assistance related to accounting due diligence relating to potential acquisitions. Tax fees related primarily to international tax advice for our international subsidiaries.

     The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services by Ernst & Young. In general, all services must be pre-approved at duly convened meetings of the Audit Committee or by the Chairman of the Audit Committee. Any services approved by the Audit Committee Chairman are required to be discussed at the following regular meeting of the Audit Committee.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     All of our executive officers and directors are required to file initial reports of stock ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to
Section 16(a) of the Securities Exchange Act of 1934. We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, all filing requirements were met during 2003.

PROPOSALS BY STOCKHOLDERS

     Stockholder proposals for our Annual Meeting to be held in 2004 must be received by us by January 11, 2005, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the proposal must be received by us by January 11, 2005. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056.

OTHER BUSINESS

     We know of no other business that will be brought before our Annual Meeting. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the proxies as they deem advisable.

ADDITIONAL INFORMATION AVAILABLE

     We have filed an Annual Report on Form 10-K for 2003 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on the SEC's website at www.sec.gov. In addition, our Corporate Compliance and Business Ethics Manual, Corporate Governance Guidelines, and the charters for each of our Board Committees are available on the investor relations section of our website at www.grantprideco.com.

     We will provide to any stockholder a copy of these documents without charge upon written request. Copies of any exhibits to our Annual Report on 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of these documents or have any other questions about us, please contact our Investor Relations Department in writing (1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056) or by telephone (832) 681-8000).

                              [GRANT PRIDECO LOGO]


                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 11, 2004


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


The undersigned stockholder of Grant Prideco, Inc. ("Grant") hereby appoints Michael McShane and Philip A. Choyce, proxy, with full power of substitution, for the undersigned to vote the number of shares of common stock of Grant that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 11, 2004, at 11:00 a.m., Houston time, at the First Floor Auditorium, Four Oaks Place, 1330 Post Oak Blvd., Houston, Texas 77056, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 7, 2004:


(1) Election of the following Nominees as Directors, as set forth in the Proxy Statement.


         David J. Butters, Eliot M. Fried, Dennis R. Hendrix, Harold E. Layman, Sheldon B. Lubar, Michael McShane, Robert K. Moses, Jr., Joseph E. Reid and David A. Trice.


         FOR All Nominees listed above               WITHHOLD
         (except as marked to the contrary below)    All Nominees listed above

         [ ]                                         [ ]


         INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee's name in the space provided below.


         -----------------------------------------------------------------------

 (2) To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.



                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE HEREOF UNDER PROPOSAL 1

Receipt of the Proxy Statement dated April 7, 2004 and the Annual Report and Form 10-K of Grant for the year ended December 31, 2003 is hereby acknowledged.


--------------------------------------------------------------------------------


                                  ----------------------------------------------
                                  Signature of Stockholder(s)

                                  Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. If signer is a corporation, execute in full corporate name by authorized officer.


                                  Date:                       , 2004.
                                       -----------------------


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.